Press Release

For Immediate Release

Contact:

Brent Smith

SVP, Corporate Development

(813)-659-8626

Sunshine Bancorp, Inc. and FBC Bancorp Inc. Announce
Shareholder Approval of Merger
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Plant City, FL (September 29, 2016) - Sunshine Bancorp, Inc. (NASDAQ: “SBCP”) (“Sunshine”), the parent holding company of Sunshine Bank, and FBC Bancorp Inc. (“FBC”), the parent holding company for Florida Bank of Commerce, today announced the results of their Special Meetings of Shareholders held on September 28 and September 29.  Both meetings resulted in the approval of the proposal to adopt and approve the Merger Agreement of the companies.

 In addition to shareholder approval, as contemplated by the Merger Agreement, the Sunshine Board of Directors has resolved to increase the size of the Board to fifteen directors, appointing Malcolm Kirschenbaum, Sal A. (Joe) Nunziata, John C. Reich, James T. Swann and Dana S. Kilborne to the serve as new directors of the combined company effective upon the consummation of the merger.  Each of these five individuals has previously served as a director of FBC.

On September 28, 2016 the Sunshine Board accepted the resignations of current board members J. Floyd Hall, James Coleman Davis and Winfred M. Harrell.  These resignations are contingent upon and effective as of the consummation of the merger.

Regulatory approvals for the merger are still pending, and the companies anticipate a closing sometime around the middle of the fourth quarter 2016.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and eleven additional offices in Hillsborough, Polk, Manatee, Orange, and Pasco Counties, Florida. The Company provides community bank financial services to individuals, families, and business customers. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the company’s website at www.mysunshinebank.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.